UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2009

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2009, Rex Energy Operating Corp. (“Rex Operating”) and PennTex Resources Illinois, Inc. (“PennTex Illinois” and together with Rex Operating, the “Defendants”), each wholly owned subsidiaries of Rex Energy Corporation (the “Company”), entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Julia Leib (“Leib”) and Lisa Thompson (“Thompson”), individually and on behalf of a certified class, to settle a class action lawsuit filed in the United States District Court for the Southern District of Illinois on October 17, 2006. The class action lawsuit involved several causes of action generally alleging that hydrogen sulfide released in connection with the Defendants’ oil producing operations in and around the towns of Bridgeport and Petrolia, Illinois had resulted in contamination of the class area with hydrogen sulfide. The Settlement Agreement will become effective upon entry by the district court of a final approval order, as described below.

Under the terms of the Settlement Agreement, the Defendants, without any admission of liability, agreed to pay the class a total of $1.9 million, of which Leib and Thompson will each receive $25,000. Pursuant to the terms of a pollution liability policy with Federal Insurance Company, $1.0 million of the settlement payment will be funded by the Company’s insurance carrier.

Pursuant to the terms of the Settlement Agreement, in return for the above consideration, each member of the class, including Leib and Thompson, has released all claims against the Defendants and their affiliates that in any way arose from or related to hydrogen sulfide or other environmental conditions in the class area which were the subject of, or could have been the subject of, the claims alleged in the class action lawsuit, including any class action medical monitoring claims. In addition, each class member released any claims related to any future releases of hydrogen sulfide in the class area on the condition that the Defendants substantially comply with the terms and conditions of the Consent Decree previously entered into with the U.S. Environmental Protection Agency and the U.S. Department of Justice on September 7, 2006. Leib and Thompson also agreed to release any individual claims they may have for medical monitoring. The Settlement Agreement does not provide for a release of any potential individual claims of other class members since those claims were not the subject of the class action lawsuit. Pursuant to the Settlement Agreement, the Defendants also agreed to permanently plug four inactive oil wells adjacent to the residences of Leib and Thompson.

The Settlement Agreement was conditioned upon the entry of an order of the district court granting preliminary approval of the settlement, which was issued by the district court on December 21, 2009. The Settlement Agreement is also conditioned upon the entry of an order by the district court granting final approval to the settlement and providing for the dismissal of the lawsuit with prejudice. In the preliminary approval order, the district court set a final approval hearing for March 26, 2010. Under the preliminary approval order, members of the class have until March 12, 2010 to object to the proposed settlement as set forth in the Settlement Agreement. The Settlement Agreement will become effective thirty days after the district court has entered the final approval order. In the event that final approval of the Settlement Agreement does not occur, the Settlement Agreement will become null and void.

The foregoing summary of the Settlement Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title

10.1	Settlement Agreement and Release by and between Julia Leib and Lisa Thompson, individually and on behalf of the certified class, on the one hand, and Rex Energy Operating Corp. and PennTex Resources Illinois, Inc., on the other hand, effective December 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

By:	/S/ BENJAMIN W. HULBURT
Benjamin W. Hulburt
President and Chief Executive Officer

Date: December 22, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Settlement Agreement and Release by and between Julia Leib and Lisa Thompson, individually and on behalf of the certified class, on the one hand, and Rex Energy Operating Corp. and PennTex Resources Illinois, Inc., on the other hand, effective December 17, 2009.